EXHIBIT 99.1

Synthesis Energy Systems Enters Technology Purchase Option Agreement for Sale of its Gasification Technology

HOUSTON, April 08, 2019 (GLOBE NEWSWIRE) -- Synthesis Energy Systems, Inc. (SES, Company) (NASDAQ: SES), today announced that the Company has entered into a Technology Purchase Option Agreement with Australian Future Energy Pty Ltd (AFE) for the sale of its subsidiary company, Synthesis Energy Systems Technologies, LLC (SEST) which owns the SES Gasification Technology (SGT) and its related SGT global business undertakings.

SES currently holds approximately a 36% ownership in AFE and is an active member on its Board of Directors. The Parties have agreed to an option period ending July 31, 2019 in which AFE will arrange for its financing to complete the transaction and SES will secure its necessary consents and the parties will complete the required definitive agreements.

The Technology Purchase Option Agreement establishes the major commercial terms to be set forth in the definitive agreements. Under these terms, upon completion of the definitive agreements, SES agrees to transfer 100% of its ownership of SEST to AFE, which includes its SGT related intellectual property, know-how and relevant patent rights, except that SES will retain all its ownership rights to the SGT technology business for China.

SES’ President and CEO, Robert Rigdon, stated, “We have completed several years of technology commercialization efforts in China, building commercial projects which operate efficiently and reliably providing SGT syngas for methanol production and for industrial syngas. However, we have not been able to deliver adequate finance results from China to allow us to continue supporting the cost of SGT technology commercialization on our own. After careful evaluation of options to continue SGT commercialization, we believe AFE’s proposed acquisition of SGT to be our best evaluated opportunity. Through this arrangement SGT can provide AFE’s Gladstone Energy and Ammonia Project and future projects with a lower cost to build and operate.  As an owner in AFE, we believe that by building in Australia we can have higher confidence of financial results in the future once the project is operating.”

Australian Future Energy’s Chief Executive Officer, Kerry Parker, stated, “We are very pleased to reach this agreement with SES. SES is one of the founders of our company and is a currently a major shareholder in our company. Our Gladstone Energy and Ammonia Project is our number one priority. The Gladstone Energy and Ammonia Project is being designed to produce approximately 700 tonnes per day of ammonia and approximately 11 petajoules of pipeline quality gas.

AFE has achieved significant development progress over the last 12 months with the Gladstone Energy and Ammonia Project, including:

  Being granted “Significant Project Status” by the Queensland Government – which will assist with streamlining the project approval and permitting processes;
  Commencement of the EIS (Environmental Impact Assessment) Process;
  Acquisition of 120 hectare development site in the Gladstone State Development Area;
  Signing of long-term offtake agreements for 100% of the project’s ammonia and pipeline quality gas – all with Tier 1 ASX listed companies;
  Agreement with an international Tier 1 EPC organization on the detailed design and engineering for the project; and
  Progress towards the securing of required project finance for the development of the project.

As consideration, AFE has agreed to pay to SES:

  One million fully paid shares in AFE upon signing this agreement;
  Upon signing the definitive agreements, AFE will pay SES a total of $5.8 million in cash with the first $2.0 million being payable in three equal tranches. The first tranche is to be paid before the end of the option period with the second tranche paid no later than six months after the first tranche and the third tranche paid no later than 12 months from the date of payment of the first tranche;
  A final payment of $3.8 million is to be paid to SES upon the earlier of five years or AFE’s closing of the construction financing of adequate scale to allow for release of detailed engineering and placement of orders for long-lead items and for one or more of the gasifier reactors or gasifier heat recovery steam generators for its Gladstone Energy and Ammonia Project, its first gasification project in the region.

In addition, for a period of three years from the Effective Date, SES shall own the exclusive right to either hold or offer for sale the SGT technology for use in the countries of India, Brazil, and Poland (Carved-Out Regions). AFE is not entitled to receive any share of the payments that may be received by SES during this three-year period, from the sale or usage of the SGT technology in the Carved-Out Regions other than its reasonable time and expenses associated with assisting SES to complete the required technology transfer to a Carved-Out Region buyer.

Other terms of the agreement set forth the process for which the parties will, amongst other things, complete the SGT technology transfer, secure necessary consents and approvals, segregate the SGT business in China and terminate or replace existing agreements between SEST and AFE related to SGT in Australia.

About Synthesis Energy Systems, Inc.
Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing cleaner high-value energy to developing countries from low-grade coal and biomass natural resources through its proprietary gasification technology. The technology, which is licensed from the Gas Technology Institute, enables greater fuel flexibility and efficient small-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com.

About Australian Future Energy Pty Ltd.
AFE is a privately owned Australian company founded in 2014 by its primary shareholders being Mr. Edek Choros and Synthesis Energy Systems, Inc. (“SES”).  SES is a US based NASDAQ listed global leader in flexible fuel clean syngas production with high efficiency and low-cost syngas production. AFE was established to secure an ownership position in local resources, such as coal and biomass for production of fuel gas and synthetic natural gas for use in power generation and the production of agricultural chemicals and explosives using SES gasification technology that will reduce carbon dioxide emissions and support Australian industry and regional growth.  As part of the formation of AFE, SES and AFE entered into a Master Technology Agreement whereby AFE will exclusively use SES technology for its gasification projects, while SES will exclusively use AFE as its channel to the Australian market. AFE is currently seeking to develop energy projects that will produce synthesis gas “syngas” - an alternative to natural gas - for use in large scale base load power generation (of the order of 350MW per individual project) and for use as a feedstock for the production of agricultural chemicals such as ammonia, urea, and explosives.  AFE is well advanced with its plans for the development of the Gladstone Energy and Ammonia Project, which is proposed to be developed by AFE’s wholly owned subsidiary company, Gladstone Energy and Ammonia Pty Ltd. The proposed project is aimed at producing approximately 20 PJ of pipeline specification syngas, from its first coal gasification project. Approximately 9 PJ of the pipeline specification syngas will be further processed to manufacture approximately 700 tpd of ammonia (approximately 230,000 tonnes per annum), and approximately 11 PJ per annum of pipeline specification syngas for local markets and industrial users. For more information, please visit: www.ausfutureenergy.com.au

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  All statements other than statements of historical fact are forward-looking statements and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the ability of Batchfire Resources Pty Ltd (“BFR”), Australian Future Energy Pty Ltd (“AFE”), and Cape River Resources Pty Ltd (“CRR”) management to successfully grow and develop their Australian assets and operations, including Callide, Pentland and the Gladstone Energy and Ammonia Project; the ability of BFR to produce earnings and pay dividends; the ability of SES EnCoal Energy sp. z o. o. (“SEE”) management to successfully grow and develop projects, assets and operations in Poland; our ability to raise additional capital; our indebtedness and the amount of cash required to service our indebtedness; our ability to find a partner for our technology business; our ability to develop and expand business of the TSEC Joint Venture in the joint venture territory; our ability to develop our business verticals, including DRI steel, through our marketing arrangement with Midrex Technologies; our ability to successfully develop our licensing business; our ability to continue as a going concern; the ability of our project with Yima to produce earnings and pay dividends; the economic conditions of countries where we are operating; events or circumstances which result in an impairment of our assets; our ability to reduce operating costs; our ability to make distributions and repatriate earnings from our Chinese operations; our ability to maintain our listing on the NASDAQ Stock Market; our ability to successfully commercialize our technology at a larger scale and higher pressures; commodity prices, including in particular natural gas, crude oil, methanol and power; the availability and terms of financing; our customers’ and/or our ability to obtain the necessary approvals and permits for future projects; our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. We cannot assure you that the assumptions upon which these statements are based will prove to be correct.  Please refer to our latest Form 10-K available on our website at www.synthesisenergy.com.

Contact:

Synthesis Energy Systems, Inc.

Investor Relations:
Phone Number: (713) 579-0600
Email: ir@synthesisenergy.com